EXHIBIT 10.2

MORGAN STANLEY

SUPPLEMENTAL EXECUTIVE RETIREMENT AND EXCESS PLAN

EFFECTIVE JANUARY 1, 1986

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008.

I.	Purpose of Plan

The Supplemental Executive Retirement and Excess Plan, formerly known as the Supplemental Executive Retirement Plan (the “Plan”) is an unfunded plan maintained by Morgan Stanley (the “Corporation”) for the purposes of (A) supplementing the retirement benefits of certain employees who are Managing Directors or Principals or Executive Directors of the Firm or previously held the title of Managing Director or Principal or Executive Director of the Firm and (B) providing additional retirement benefits to certain key employees who participate in the Pension Plan, based on the benefit formula that applied generally under the Pension Plan with respect to such employees prior to January 1, 2004. The Plan is not a plan intended to be qualified under Code Section 401.

This December 31, 2008 restatement of the Plan reflects the merger of the Morgan Stanley & Co. Incorporated Excess Benefit Plan (“Excess Plan”) with and into this Plan. Effective as of December 31, 2008, all benefits under the Excess Plan are transferred to this Plan and governed by the terms of this Plan. This December 31, 2008 restatement of the Plan also includes changes to comply with the requirements of Code Section 409A and related regulatory guidance.

This December 31, 2008 restatement of the Plan applies to Participants employed by the Firm after December 31, 2008. In addition, this restatement applies to Participants who terminated employment on or before December 31, 2008 and have undistributed benefits under the Plan on that date. Special provisions applicable to such Participants are set forth in Appendix E to the Plan.

II.	Definitions and Assumptions

The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context. Capitalized terms used herein which are defined in the Pension Plan and are not otherwise defined herein shall have the meanings specified in the Pension Plan.

A. “Actuarial Equivalent” shall mean the following:

(i) For determinations made prior to July 1, 1996, (X) subject to clause (Y) of this Paragraph II(A)(i), a benefit of equivalent value which shall be determined based on (a) the Participant’s (and, where applicable, the beneficiary’s) age as of the Participant’s Benefit Commencement Date; (b) a mortality table equal to the 1983 Group Annuity Mortality Table; and (c) an investment rate of six percent (6%) compounded annually; and (Y) in the case of a lump sum, an amount equivalent to the present value, as of the Participant’s Benefit Commencement Date, of the Participant’s benefit payable as of the Participant’s Benefit Commencement Date in the form of a single life annuity based on (a) the age of the Participant as of his or her Benefit Commencement Date; (b) the mortality tables described in clause (X)(b) of this Paragraph II(A)(i), and (c) an investment rate equal to the Pension Benefit Guaranty Corporation single employer plan termination immediate annuity interest rate in effect as of the second calendar month prior to the Participant’s Benefit Commencement Date; and

(ii) For determinations made after June 30, 1996, and before January 1, 2004, using those assumptions as to rate of interest and the mortality tables which are in effect from time to time for purposes of determining the actuarial equivalent under the Pension Plan in substantially similar situations and for substantially similar purposes; provided, however, that in no event shall the Actuarial Equivalent for a given form of payment for any Participant’s SERP Benefit be less than the Actuarial Equivalent of such form of payment on June 30, 1996 for Participants terminated prior to July 1, 1996, based upon Actuarial Equivalent determined in accordance with Paragraph II(A)(i) above.

(iii) Effective January 1, 2004, adjustments with respect to a Participant’s SERP Benefit shall be made with reference to the factors that apply for purposes of benefits accrued after 2003, other than lump sums, under Exhibit A of the Pension Plan. Effective December 31, 2008, adjustments made with respect to a Participant’s Excess Benefit also shall be made with reference to such factors. For these purposes, any amendment to the Pension Plan after December 31, 2008, that amends or alters such factors in Exhibit A shall be disregarded. In addition, the Plan Administrator may periodically review and update the factors used in making such adjustments to ensure such factors produce actuarially equivalent life annuities for purposes of Code Section 409A and Treas. Reg. § 1.409A-2(b)(2)(ii) (or any successor provision).

(iv) Notwithstanding the foregoing, lump sums shall be calculated as set forth in Paragraph VI(E) and Appendix E.

B. “Annuity Starting Date” shall mean the first day of the month following the later of (i) the date of the Participant’s Separation from Service and (ii) the date the Participant attains age 55, or such other date as may be specified in Appendix E.

C. “Authorized Absence” shall mean absence authorized by the Firm without loss of employment status, including absence on account of illness, business of the Firm, vacation and leave of absence, including leave of absence for military or governmental service, whether or not salary shall be paid during such absence. Any person who ceases to be an employee receiving compensation from the Firm but remains in the employment of the Firm shall be deemed for all purposes of the Plan to be on Authorized Absence without salary until such employment terminates or he again receives compensation from the Firm.

D. “Benefit” shall mean a Participant’s SERP Benefit and/or Excess Benefit, as applicable.

E. “Benefit Commencement Date” shall mean the date on which a Participant’s (or in the event of the Participant’s death, a beneficiary’s) benefit under the Plan commences to be paid. Effective December 31, 2008, a Participant’s Benefit Commencement Date shall be the date specified in Paragraph VI(A) or Appendix E.

F. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

G. “Credited Service,” for purposes of determining a Participant’s SERP Benefit, shall be computed as follows:

(i) Credited Service shall mean the sum of all periods of a Participant’s employment by the Firm commencing from the first day of the month following the Participant’s date of hire or rehire. Subject to clause (ii) below, Credited Service shall also include (a) any period during which the Participant was a partner in Morgan Stanley & Co., and (b) any period of Authorized Absence.

(ii) In computing Credited Service, a Participant’s Credited Service shall be deemed to terminate on the earliest of:

(a) the date of the Participant’s Separation from Service, or

(b) the first anniversary of the first date of a period in which the Participant remains absent from service (with or without pay) for any reason other than Separation from Service or Authorized Absence, such as vacation, holiday, sickness or leave of absence.

(iii) The Credited Service of any individual described in any provision of Appendix C to the Plan shall be limited as set forth therein.

(iv) For periods prior to December 31, 2008, except as may otherwise be provided in Appendix E, a Participant’s Credited Service shall be determined under the rules then set forth in the Plan.

H. “Election Period” shall mean the period specified by the Plan Administrator immediately following a Participant’s Separation from Service or such other period as may be specified by the Plan Administrator, provided that in all events such Election Period shall end prior to the Benefit Commencement Date.

I. “Excess Benefit” shall mean the benefit described in Paragraph V.

J. “Final Average Salary” shall mean a Participant’s average annual Salary during his or her 60 highest paid consecutive months (excluding months for which he or she received no Salary) during the final 120 months (or such lesser period as is equal to his or her Credited Service) of his or her Credited Service preceding his or her Separation from Service or other termination of Credited Service.

K. “Firm” shall mean the Corporation, its subsidiaries and affiliates; provided, that effective May 31, 1997, the term “Firm” shall not include subsidiaries and affiliates of Dean Witter, Discover & Co., as in existence prior to its merger with the Corporation, and their subsidiaries and affiliates; and provided further, that effective January 1, 1999, the term “Firm” shall not include Morgan Stanley International Incorporated (“MSII”) to the extent of MSII employees primarily servicing business units and/or cost centers of subsidiaries of the former Dean Witter, Discover & Co., determined immediately prior to its merger with Morgan Stanley Group Inc. and no employment in such an excluded position shall count as “Credited Service” under the Plan, except as specifically provided in Appendix C. The determination of whether an entity is considered a part of the “Firm” for purposes of the Plan shall be made by the Plan Administrator.

L. “Participant” shall mean an individual who has met the requirements for participation under Paragraph III(A) and/or Paragraph III(B).

M. “Pension Plan” shall mean the Morgan Stanley Employees Retirement Plan, as amended from time to time. References to sections of the Pension Plan shall, unless otherwise specified, include successor provisions in the Pension Plan.

N. “Salary” shall mean a Participant’s regular fixed base compensation earned for any period, whether or not paid during such period.

O. “Separation from Service” or “Separated from Service” shall mean a Participant’s “separation from service” as defined under Code Section 409A and Treas. Reg. § 1.409A-1(h) (or any successor provision). For this purpose, a Participant shall have a Separation from Service if the Participant ceases to be an employee of the Firm entity that employs the Participant and all persons with whom such entity would be considered a single employer under Code Section 414(b) or (c). A Participant shall have a Separation from Service if it is reasonably anticipated that no further services shall be performed by the Participant, or that the level of services the Participant shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by the Participant over the immediately preceding 36-month period (or the Participant’s full period of service, if the Participant has been performing services for less than 36 months).

P. “SERP Benefit” shall mean the benefit described in Paragraph IV. A Participant’s SERP Benefit as of any specified date shall mean the amount computed in Paragraph IV(A), limited, if applicable, as described in Paragraph IV(B), and reduced by the SERP Offsets described in Paragraph IV(C). In no event shall a SERP Benefit be payable to or with respect to a Participant who has a Separation from Service for any reason before reaching age 55, except as otherwise provided in Paragraph XIII.

Q. “SERP Offset” shall mean any benefit described in Paragraph IV(C)(i).

R. “Specified Employee” shall mean a Participant who is a “specified employee” within the meaning of Code Section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) on the date of his or her Separation from Service, as determined in accordance with the policies applicable with respect to Morgan Stanley’s U.S. executive compensation plans.

S. “Surviving Domestic Partner” or “Domestic Partner” means the same or opposite sex domestic partner of a Participant, provided that the domestic partner relationship meets the requirements set forth in the summary plan description for the Morgan Stanley Health and Welfare Benefits Plan, and provided further that, with respect to any death benefit payable under Paragraph VI(C)(i) of the Plan, the Participant and domestic partner have been lawfully married or registered as domestic partners, as determined by the Plan Administrator, throughout the one-year period ending on the date of the Participant’s death.

T. “Surviving Spouse” or “Spouse” shall mean the lawfully married spouse or surviving spouse of a Participant, provided that, with respect to any death benefit payable under Paragraph VI(C)(i) of the Plan, the Participant and spouse have been lawfully married, as determined by the Plan Administrator, throughout the one-year period ending on the date of the Participant’s death.

III.	Participation in the Plan

A. Participation Requirements for SERP Benefits

Each employee who holds or has previously held the title of Managing Director, Principal or Executive Director of the Firm shall become a Participant who is eligible for a SERP Benefit under Paragraph IV upon the satisfaction of all of the following requirements while actively employed by the Firm: (i) completion of five years of Credited Service, which service need not have been rendered while a Managing Director, Principal or Executive Director of the Firm, (ii) attainment of age 55, and (iii) the sum of Credited Service and age expressed in years and fractions thereof (determined using the number of full months of age or Credited Service) at least equals 65 years. Notwithstanding the foregoing, (a) only persons who have held the title of Managing Director, Principal or Executive Director of the Firm prior to September 1, 2002 shall be eligible to become a Participant under this provision and (b) persons who are not Participants as of January 1, 2004 may become Participants under this provision on or after January 1, 2004 only if (1) they meet the foregoing requirements of this provision, and (2) either (I) the sum of their Credited Service and age, each as of January 1, 2004, equals 60 and they have at least 5 years of Credited Service as of January 1, 2004 or (II) the sum of their Credited Service and age, each as of January 1, 2004, equals 59 and they have attained age 40 and have at least 10 years of Credited Service, each as of January 1, 2004.

B. Participation Requirements for Excess Benefits

Each employee of Morgan Stanley & Co. Incorporated or any affiliate who is a Member participating in the Pension Plan shall become a Participant who is eligible for an Excess Benefit under Paragraph V whenever (i) such employee’s benefits under the Pension Plan, computed without taking into consideration the limitations on benefits contained in Section 10 of the Pension Plan or Code Section 415 or any successor or comparable provisions, exceed the maximum annual benefits to which the employee is entitled under the Pension Plan, taking into account such limitations or (ii) the employee’s salary from his or her employer exceeds the limit on salaries contained in the definition of “Salary” in Exhibit A to the Pension Plan or Code Section 401(a)(17). Notwithstanding the foregoing, (a) only persons who have an Excess Benefit on December 31, 2003 may be Participants under this provision on or after January 1, 2004 and (b) persons who are described in clause (a) of this sentence may continue to accrue an Excess Benefit after January 1, 2004 only if (1) the sum of their Period of Service as an Employee and age, each as of January 1, 2004, equals 60 and (2) they have a Period of Service as an Employee of at least 5 years as of January 1, 2004 and (3) their rate of base pay is above $170,000 as of January 1, 2004.

C. Exclusions

Notwithstanding anything in the foregoing to the contrary, any person who is (i) classified by the Firm as a “leased employee” who provides services to the Firm (including, without limitation, a leased employee as defined in Code Section 414(n)), an independent contractor or a consultant or (ii) a provider of services to the Firm pursuant to a contractual arrangement, such as a “PAL”, either with that person or with a third party, other than one specifically providing for an employment relationship with the Firm, shall not be eligible to become a Participant until the later of the date, if any, on which he becomes an employee who is not classified as a leased employee, independent contractor, consultant or a provider of services to the Firm and is employed in a job classification that is eligible for participation in the Plan as determined by the Firm. If any person excluded as an employee pursuant to the preceding clauses (i) and (ii) shall be determined by a court or a federal, state or local regulatory or administrative authority to have served as a common law employee of the Firm, such determination shall not alter this exclusion as an employee for purposes of this Plan.

IV.	SERP Benefits

The amount of the SERP Benefit payable to a Participant who has met the participation requirements under Paragraph III(A) (and is not excluded from participation under Paragraph III(C) or Appendix C) shall be determined as set forth in this Paragraph IV.

A. SERP Benefit Formula

A Participant whose rights to benefits had vested under the Supplemental Executive Retirement Plan in effect prior to January 1, 1986 (the “Prior Plan”) is entitled to a single life annuity in an annual amount equal to the greater of the amounts described in subparagraphs (i) and (ii) below. A Participant whose rights to benefits had not vested under the Prior Plan or who was not entitled to participate in the Prior Plan shall be entitled to a single life annuity in the annual amount computed under subparagraph (ii) below:

(i) The amount which would have been payable under the Prior Plan if the Participant had retired on December 31, 1985, based on the Participant’s Credited Service and Final Average Salary as of December 31, 1985, which amount shall be the sum of:

(a) 40% of his or her Final Average Salary, plus

(b) 2/12% of his or her Final Average Salary for each month of Credited Service in excess of 60 months (up to a cumulative total of 50% of Final Average Salary at 10 years of Credited Service), plus

(c) 1/12% of his or her Final Average Salary for each month of Credited Service in excess of 300 months (up to a cumulative total of 60% of Final Average Salary at 35 years of Credited Service);

(ii) An amount, based on the Participant’s Final Average Salary and Credited Service as of the date of such Participant’s Separation from Service, determined as follows:

(a) 20% of his or her Final Average Salary, plus

(b) 2/12% of Final Average Salary for each completed month of Credited Service in excess of 60 months (up to a cumulative total of 50% of Final Average Salary at 20 years of Credited Service), plus

(c) 1/12% of Final Average Salary for each completed month of Credited Service in excess of 300 months (up to a cumulative total of 60% of Final Average Salary at 35 years of Credited Service).

B. Maximum Benefits

Notwithstanding any other provisions of this Paragraph IV to the contrary, the annual benefit to which a Participant whose date of retirement is later than December 31, 1985 is entitled under Paragraph IV(A)(ii) shall in no event exceed US$140,000 (or in the case of a Participant whose date of retirement is in 1988, US$137,813; in the case of a Participant whose date of retirement is in 1987, US$131,250; and in the case of a Participant whose date of retirement is in 1986, US$125,000). The amount of the benefit to which a Participant is entitled under Paragraph IV(A)(ii), limited, if applicable, by the dollar amount set forth above, shall be determined as of the Participant’s Annuity Starting Date. The benefit payable under Paragraph IV(A)(i) shall not be limited by this provision.

C. SERP Offsets

(i) The benefit to which a Participant is entitled under Paragraph IV(A), limited, if applicable, as described in Paragraph IV(B), shall be reduced by the following benefits (each, a “SERP Offset”):

(a) Any Excess Benefits which the Participant is entitled to receive under Paragraph V;

(b) Any benefits which the Participant is entitled to receive under the Dean Witter Reynolds Inc. Supplemental Pension Plan, calculated as of December 31, 2008;

(c) Any pension benefits which the Participant is entitled to receive under the terms of any qualified defined benefit pension plan or money purchase pension plan maintained by the Firm, such as the Pension Plan, or any other qualified pension or retirement plan that replaces any such plan;

(d) Any pension benefits which the Participant is entitled to receive under the terms of any defined benefit or money purchase pension plan established by a former employer (or affiliate of a former employer) of the Participant, whether or not such employer or affiliate is affiliated with the Firm, calculated as of December 31, 2008;

(e) Any benefits which the Participant is entitled to receive under the terms of any other pension or retirement plan that acts as the primary retirement plan of an employer (including a division of an employer), provided that such plan is a “qualified employer plan” or “broad-based foreign retirement plan” for purposes of Code Section 409A and Treas. Reg. §§1.409A-1(a)(2)) and §1.409A-1(a)(3)(v) (or successor provisions); and

(f) Any Retirement Contributions made on behalf of the Participant under the Morgan Stanley 401(k) Plan.

(ii) The amount of any reduction for a SERP Offset shall be calculated based on payment of both the benefit under this Paragraph IV and the SERP Offset as a single life annuity commencing at the Participant’s Annuity Starting Date. If a SERP Offset is not payable as a single life annuity commencing at the Participant’s Annuity Starting Date, the reduction shall be based on the Actuarial Equivalent of such SERP Offset, determined as if such SERP Offset were to be paid as a single life annuity commencing at the Participant’s Annuity Starting Date. The amount of any reduction for a SERP Offset shall be determined by including any interest of the Participant in the SERP Offset that has been previously distributed or otherwise permissibly alienated or assigned, for example, pursuant to a qualified domestic relations order under Code Section 414(p).

(iii) Except as provided in Paragraph IV(C)(i)(f) above, a Participant’s benefit under Paragraph IV(A) shall not be reduced by benefits payable under any defined contribution plan (other than a money purchase plan), including any benefits to which the Participant is entitled under the Morgan Stanley 401(k) Plan, the Shumagco Profit Sharing Plan or the Morgan

Stanley International Profit Sharing Scheme. A Participant’s benefit under Paragraph IV(A) also shall not be reduced by any benefits, including benefits under any plan described in Paragraph IV(C)(i) above, to the extent attributable to the Participant’s own contributions or discretionary supplemental contributions made by the Firm on the Participant’s behalf.

D. Reductions for Early Payment

If payment of a Participant’s SERP Benefit commences as a result of the Participant’s Separation from Service at or after age 60, the SERP Benefit will not be reduced for early payment. If payment of a Participant’s SERP Benefit commences as a result of the Participant’s Separation from Service at any time at or after age 55 but before age 60, the benefit under Paragraph IV(A) and, if applicable, the dollar limitation under Paragraph IV(B), shall be reduced by 4/12% for each month that the Participant’s Annuity Starting Date precedes the date on which the Participant attains age 60.

E. Currency Conversions

(i) Any compensation or SERP Offset paid in a foreign currency shall be converted into U.S. dollars for the purpose of computing a Participant’s SERP Benefit in such manner as the Plan Administrator may from time to time determine.

(ii) If a Participant’s SERP Benefit is to be paid in a currency other than U.S. dollars, the amount of the SERP Benefit computed in U.S. dollars shall be converted into such foreign currency at the Participant’s Annuity Starting Date in such manner as the Plan Administrator may determine, and the amount payable to the Participant in such foreign currency as so determined shall remain in effect thereafter with respect to all payments to the Participant under the Plan.

V.	Excess Benefits

A. Calculation of Excess Benefits

The amount of the Excess Benefit payable to a Participant who has met the participation requirements under Paragraph III(B) (and is not excluded from participation under Paragraph III(C) or Appendix C) equals the excess of (i) the annual amount payable under the Pension Plan to such Participant, determined as if such Participant is a Grandfathered MS Participant (regardless of whether such Participant actually is a Grandfathered MS Participant) and determined without regard to the limitations on salary and benefits described in Section 10 of the Pension Plan or Code Sections 401(a)(17) and 415 or any successor or comparable provisions, over (ii) the maximum annual benefits to which such Participant is entitled under the Pension Plan, taking into account the terms of the Pension Plan (as they actually apply to the Participant) and such limitations. A Participant’s Excess Benefit shall be calculated as of the Participant’s Annuity Starting Date, based on the Code Section 415 limitation in effect under the Pension Plan with respect to the Participant and assuming that distribution of the Participant’s benefit under the Pension Plan commences in the form of a single life annuity at the Participant’s Annuity Starting Date. Notwithstanding the foregoing, effective December 31, 2004, in determining the amount of a Participant’s Excess Benefit, the early retirement reduction factors that apply for purposes of benefits accrued on and after December 31, 2004 under Exhibit A of the Pension Plan shall apply, without regard to the special reduction provision for certain Grandfathered MS Participants set forth in Section 4.4(d) of Exhibit A to the Pension Plan.

For purposes of determining a Participant’s Excess Benefit, any limitation on compensation (or any similar term) applicable with respect to the SERP Benefits of any group of employees under Appendix C of the Plan also shall apply to such group’s Excess Benefits under the Plan.

If any benefit payment to a Participant or beneficiary under the Pension Plan is reduced pursuant to a qualified domestic relations order under Code Section 414(p), the Excess Benefit payable on account of such participant or beneficiary shall be determined without regard to such reduction.

VI.	Timing and Form of Payment

A. Timing of Payment

Except as provided in Appendix E, payment of a Participant’s Benefit shall commence on the later of (i) the first day of the third month following the date of the Participant’s Separation from Service or, in the case of a Participant who is a Specified Employee, the first day of the seventh month following the date of the Participant’s Separation from Service and (ii) the first day of the month following the date the Participant reaches age 55.

B. Form of Payment

(i) A Participant’s normal form of payment under the Plan shall be determined as follows:

(a) In the case of a Participant who, at the Annuity Starting Date, does not have a Spouse or Domestic Partner, the normal form of payment shall be a single life annuity providing a monthly benefit to the Participant for life equal to 1/12 of the annual amount determined under Paragraph IV and/or Paragraph V, as applicable.

(b) In the case of a Participant who, at the Annuity Starting Date, has a Spouse or Domestic Partner, the normal form of payment shall be a 100% joint and survivor annuity that is the Actuarial Equivalent of a single life annuity providing for a reduced monthly benefit to the Participant for life and, upon the Participant’s death after monthly payments begin, a monthly amount equal to the Participant’s reduced monthly benefit continued to the Participant’s Spouse or Domestic Partner (if then living) for his or her life.

(ii) Notwithstanding the foregoing, a Participant may elect to have the Actuarial Equivalent of his or her Benefit paid in any form available with respect to such Participant under the Pension Plan that qualifies as a “life annuity” for purposes of Code Section 409A and Treas. Reg. § 1.409A-2(b)(2)(ii) (or successor provisions), including (a) a single life annuity, (b) a 50%, 75% or 100% joint and survivor annuity, or (c) a five or ten year term certain and life annuity, as further described in the Pension Plan. A Participant may elect different forms of payment for his or her Benefit under this Plan and benefit under the Pension Plan, but if a Participant is receiving both a SERP Benefit and Excess Benefit under this Plan, the Participant must elect the same form of payment and, if applicable, the same joint annuitant or beneficiary for each such benefit.

(iii) A Participant must make the payment election described in clause (ii) above by filing the prescribed form(s) with the Plan Administrator during the Election Period and shall not be permitted to change or revoke any such election, including any designation of a joint annuitant, after the end of the Election Period. In the case of a married Participant, spousal consent shall not be required for any such election, including the selection of a joint annuitant or beneficiary other than the spouse, except as may be required by law.

(iv) If a Participant has elected or is entitled to receive payment of his or her Benefit in the form of a 50%, 75% or 100% joint and survivor annuity and the Participant’s joint annuitant dies before the later of the end of the Election Period or the Participant’s Annuity Starting Date, any payment election shall be void and the Participant shall be deemed to have elected a single life annuity, unless the Participant elects another form of payment or designates a new joint annuitant before the later of the above dates. If a Participant is receiving or scheduled to receive his or her Benefit in the form of a 50%, 75% or 100% joint and survivor annuity and the Participant’s joint annuitant dies at any time after the later of the end of the Election Period or the Participant’s Annuity Starting Date, the Participant shall receive a reduced annuity for his or her lifetime and no payments shall be made after the Participant’s death.

(v) If a Participant has elected to receive payment of his or her Benefit in the form of a five or ten year term certain and life annuity and the Participant’s beneficiary dies before the later of the end of the Election Period or the Participant’s Annuity Starting Date, the payment election shall be void and the Participant shall be deemed to have elected a single life annuity, unless the Participant elects another form of payment or designates a new beneficiary before the later of the above dates. If a Participant is receiving or scheduled to receive his or her Benefit in the form of a five or ten year term certain and life annuity and the Participant’s beneficiary dies at any time after the later of the end of the Election Period or the Participant’s Annuity Starting Date, the Participant shall receive payment in the elected form for his or her lifetime and, in the event of the Participant’s death before the guaranteed number of payments have been made, the remainder of the payments shall be paid to the Participant’s estate. The rules set forth in Section 7(f) of the Pension Plan (as in effect on December 31, 2008) regarding the recipient of the payment of a term certain and life annuity following the death of the Participant and/or the Participant’s beneficiary after the Participant’s Annuity Starting Date shall also apply for purposes of this Plan.

C. Death of Participant.

(i) In the event that a Participant who is entitled to a SERP Benefit and/or Excess Benefit dies at any time before his or her Annuity Starting Date, notwithstanding any payment election previously made by the Participant, the Surviving Spouse or Surviving Domestic Partner of the Participant shall receive a benefit equal to the benefit which would have been paid to such Surviving Spouse or Surviving Domestic Partner if the Participant had separated from service and commenced receiving payment of his or her benefit in the form of a 100% joint and survivor annuity in accordance with Paragraph VI(B)(i)(b) above (with the Surviving Spouse or Surviving Domestic Partner as joint annuitant) as of the later of the day before the Participant died or the date the Participant attained, or would have attained, age 55. Payments shall commence to the Surviving Spouse or Surviving Domestic Partner on the Benefit

Commencement Date (i.e., in general, on the later of (i) the first day of the third month following the date of the Participant’s Separation from Service or, in the case of a Participant who is a Specified Employee, the first day of the seventh month following the date of the Participant’s Separation from Service and (ii) the first day of the month following the date the Participant attained, or would have attained, age 55). If a Participant who dies before his or her Annuity Starting Date does not have a Surviving Spouse or Surviving Domestic Partner, notwithstanding any payment election previously made by the Participant, no benefit shall be paid under the Plan with respect to such Participant.

(ii) If a Participant dies at any time on or after his or her Annuity Starting Date, any survivor benefit payable with respect to the Participant shall be based on the form in which the Participant’s Benefit was being paid prior to his or her death or was scheduled to be paid based on the Participant’s payment election or, if none, the applicable normal form under
Paragraph VI(B)(i).

D. Retroactive Payments

Notwithstanding anything in the foregoing to the contrary, in the case of a Participant or beneficiary whose Benefit Commencement Date under Paragraph VI(A) is the first day of the third or seventh month following the date of the Participant’s Separation from Service, the first payment made to the Participant or beneficiary shall include an additional amount equal to the sum of all monthly payments that would have been paid to the Participant or beneficiary had payments commenced on the Annuity Starting Date, without interest.

E. Lump Sum Payment of Small Benefits

Notwithstanding anything in the foregoing to the contrary, the present value of a Participant’s Benefit, calculated as of the first day of the month following a Participant’s Separation from Service based on the factors used to calculate lump sums under Appendix A of Exhibit A to the Pension Plan, plus interest through the payment date set forth below at the same interest rate as that used to calculate the present value of the Benefit, shall be paid to the Participant or beneficiary in a single lump sum on the first day of the third month following the date of the Participant’s Separation from Service or, in the case of a Participant who is a Specified Employee, the first day of the seventh month following the date of the Participant’s Separation from Service, if such amount (including interest) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) as in effect on the payment date and all other requirements under Treas. Reg. § 1.409A-3(j)(4)(v) (or any successor provision) have been met.

F. Reemployment

If a Participant who is receiving payment or scheduled to receive payment on account of Separation from Service is reemployed by the Firm, payments shall be made to the Participant as scheduled without regard to his or her reemployment. Any new Benefit earned by the Participant following his or her reemployment shall be paid following the Participant’s subsequent Separation from Service in accordance with the foregoing provisions of this Paragraph VI, reduced by the Actuarial Equivalent of any Benefit previously paid to the Participant.

G. Suspension or Forfeiture of Benefits

At the Plan Administrator’s discretion, payment of a Participant’s Benefit may be suspended or forfeited in the event that a Participant enters into competition with Morgan Stanley, provided, however, that any such suspension or forfeiture shall be consistent with the rules under Code Section 409A.

H. Early Payment of Benefits. The Plan Administrator, in its sole discretion, may authorize early payment of all or a portion of a Participant’s Benefit to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) (or any successor provision). Pursuant to that provision, payment may be accelerated to pay any Federal Insurance Contributions Act (FICA) tax imposed on compensation deferred under the Plan, to pay any federal, state, local or foreign income tax imposed as a result of payment of the FICA tax amount, and to pay the additional income tax attributable to the pyramiding wages and taxes. The total payment may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount.

VII.	Administration of the Plan

The Plan Administrator designated in the Pension Plan shall administer the Plan, provided, however that the person or persons to whom authority over claims and appeals under the Pension Plan have been assigned (the “Claims Authorities”) shall have authority over claims and appeals under this Plan. The Plan Administrator and Claims Authorities shall have authority over claims and appeals under this Plan, shall have the same rights, responsibilities and authority under this Plan as are assigned to them under the Pension Plan, the relevant provisions of which are incorporated herein by this reference. Interpretations of the Plan Administrator and the

Claims Authorities shall be conclusive and binding on all persons. The Plan is intended to comply with the requirements of Code Section 409A and shall be administered and interpreted accordingly. Any claim for benefits must be made by the claimant no later than the time prescribed by Treas. Reg. § 1.409A-3(g) (or any successor provision). If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Treas. Reg. § 1.409A-3(g) (or any successor provision).

VIII.	Funding of Benefits

No Participant shall have or accrue any property interest whatsoever in any specific assets of the Firm by virtue of the Plan or any Benefit payable hereunder. Neither the Plan nor any Benefit payable hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Firm (or any entity included in the Firm) and a Participant or any other person.

IX.	Amendment and Termination of Plan

It is expected that the Plan will be continued indefinitely, but the Plan may be terminated at any time by the Board of Directors of Morgan Stanley, including in the event the Pension Plan is terminated. If the Plan is terminated, the Board of Directors of Morgan Stanley may authorize early payment of Benefits to Participants and beneficiaries to the extent consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) (or any successor provision). The Plan also may be amended at any time by the Board of Directors of Morgan Stanley with respect to any present or future Participants. The Board of Directors has delegated its authority to amend the Plan to the Board of Directors of Morgan Stanley & Co. Incorporated (or its delegate).

X.	Effective Date

The effective date of this amendment and restatement is December 31, 2008.

XI.	Governing Law

This Plan shall be construed in accordance with and governed by the laws of the State of New York and, when applicable, the laws of the United States of America.

XII.	Inalienability of Rights and Interests.

No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge or security interest and any such attempted action shall be void. No such benefit or interest shall in any manner be liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant, former Participant or beneficiary. If any Participant, former Participant or beneficiary shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge, or create a security interest in, any benefit payable under the Plan or interest in any assets in relation to the Plan, then, to the extent permitted by law, subject to the requirements of Code Section 409A, the Plan Administrator in its discretion may hold or apply such benefit or interest or any part thereof to or for the benefit of such Participant, former Participant or beneficiary, his or her spouse, children, blood relatives or other dependents or any of them in such manner and such proportion as the Plan Administrator may consider proper.

XIII.	Management Committee Members.

Notwithstanding any provision in this Plan to the contrary, in the event that an employment, termination or similar agreement approved by the Compensation, Management

Development and Succession Committee of the Board of Directors of Morgan Stanley applies to an individual who is, was or will be a member of the Management Committee, the terms of the Plan, including eligibility, participation and amount of benefits, shall be applied with respect to such individual by taking into account such provisions of such employment, termination or similar agreement as shall explicitly refer to this Plan, provided that no such agreement shall alter the timing or form of payment of any Participant’s Benefit as set forth in Paragraph VI of the Plan.

MORGAN STANLEY

By:	/s/ Karen Jamesley

Title:	Global Head of Human Resources

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